Exhibit 4.3

SUPPLEMENTAL INDENTURE
RSI HOME PRODUCTS, INC.
AND EACH OF THE GUARANTORS PARTY HERETO
6½ % SENIOR SECURED SECOND LIEN NOTES DUE 2023

SUPPLEMENTAL INDENTURE Dated as of DECEMBER 15, 2017 To INDENTURE Dated as of MARCH 16, 2015
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee and as Collateral Agent

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 15, 2017, among RSI Home Products, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as Trustee and Collateral Agent (the “Trustee”).
RECITALS OF THE COMPANY
WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of March 16, 2015 (the “Indenture”), providing for the issuance by the Company of its 6½ % Senior Secured Second Lien Notes due 2023 (the “Notes”);
WHEREAS, pursuant to the Consent Solicitation Statement, dated December 6, 2017, as amended or supplemented from time to time (the “Consent Solicitation Statement”), the Company solicited consents from Holders of Notes with respect to amendments to certain provisions of the Indenture contained herein (the “Consent Solicitation”);
WHEREAS, pursuant to the Consent Solicitation, Holders that validly deliver consents prior to the Expiration Date (as defined in the Consent Solicitation Statement) in accordance with the terms and conditions of the Consent Solicitation Statement and do not revoke such consents prior to the Expiration Date or the Consent Date (as defined in the Consent Solicitation Statement), if earlier (the “Consenting Holders”), are entitled to receive a cash payment equal to $2.50 per $1,000 principal amount of Notes for which they have validly consented (the “Consent Consideration”), payable only if all conditions to the Consent Solicitation, including, without limitation, the Company’s reasonable expectation that the acquisition of the Company by American Woodmark Corporation, a Virginia corporation, will close immediately following payment of such Consent Consideration, are satisfied or waived by the Company;
WHEREAS, pursuant to Section 9.2 of the Indenture, subject to certain exceptions inapplicable hereto, the Company, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of not less than a majority in aggregate principal amount of the then-outstanding Notes (the “Requisite Consent”);
WHEREAS, the Holders of a majority in aggregate principal amount of the Notes outstanding have duly and validly consented to the amendments set forth in this Supplemental Indenture in accordance with Section 9.2 of the Indenture;
WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) one or more board resolutions of the Board of Directors authorizing the execution of this Supplemental Indenture, (ii) evidence of receipt of the Requisite Consent and (iii) the Officers’ Certificate and the Opinion of Counsel described in Sections 9.6, 13.3 and 13.4 of the Indenture; and
WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
It is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE I
AMENDMENT OF INDENTURE
Section 1.1    Amendments.
(a)    The Indenture is hereby amended by adding the following sentence to the definition of “Change of Control” in Section 1.1 (Definitions) of the Indenture:
“Notwithstanding the foregoing, the consummation of the American Woodmark Acquisition on the terms and conditions set forth in the American Woodmark Merger Agreement and the related transactions contemplated by the American Woodmark Merger Agreement shall not constitute a Change of Control.”
(b)    The Indenture is hereby amended by adding the following definitions to Section 1.1 (Definitions) of the Indenture in appropriate alphabetical order:
“American Woodmark” means American Woodmark Corporation, a Virginia corporation.
“American Woodmark Acquisition” means the acquisition of the Company by American Woodmark pursuant to the American Woodmark Merger Agreement, including without limitation the Merger (as defined in the American Woodmark Merger Agreement).
“American Woodmark Merger Agreement” means the Agreement and Plan of Merger, dated as of November 30, 2017, among the Company, American Woodmark, Alliance Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of American Woodmark, and the Stockholder Representative (as defined in the American Woodmark Merger Agreement), as such agreement may be amended, amended and restated or otherwise modified from time to time.
ARTICLE II
MISCELLANEOUS PROVISIONS
Section 2.1    Effect of Supplemental Indenture.
The provisions of this Supplemental Indenture shall be effective upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the amendments to the Indenture set forth in Section 1.1 of this Supplemental Indenture shall become operative automatically in respect of all the Notes upon, and simultaneously with, the payment of the aggregate Consent Consideration by the Company to D.F. King & Co., Inc., as information and tabulation agent for the Consent Solicitation (the “Information Agent”), in accordance with the terms and conditions of the Consent Solicitation Statement. If the Consent Consideration is not paid to the Information Agent by the Company in accordance with the terms and conditions of the Consent Solicitation Statement, this Supplemental Indenture shall not become operative and shall be null and void.
Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.
Section 2.2    Capitalized Terms.
Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
Section 2.3    Successors.
All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
Section 2.4    Separability Clause.
In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.5    Governing Law.
THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
Section 2.6    Counterparts.
This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
Section 2.7    Interpretation.
The recitals contained herein shall be taken as the statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the proper authorization or the due execution thereof by the Company. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture applicable to it, whether or not elsewhere herein so provided.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
COMPANY:
RSI HOME PRODUCTS, INC.
By: /s/ David R. Lowrie
Name:    David R. Lowrie
Title:    Executive Vice President -
Administration, Chief Financial Officer,
Treasurer and Assistant Secretary
GUARANTORS:
RSI HOME PRODUCT SALES, INC.
RSI HOME PRODUCTS MANAGEMENT, INC.
RSI HOME PRODUCTS MANUFACTURING, INC.
By:    /s/ David R. Lowrie
Name:    David R. Lowrie
Title:    Executive Vice President -
Administration, Chief Financial Officer,
Treasurer and Assistant Secretary
PROFESSIONAL CABINET SOLUTIONS
By:    /s/ David R. Lowrie
Name:    David R. Lowrie
Title:    Executive Vice President -
Administration, Chief Financial Officer,
Treasurer and Assistant Secretary

TRUSTEE:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
not in its individual capacity but solely as Trustee
By: /s/ Michael Tu
Name:    Michael Tu
Title:    Vice President
COLLATERAL AGENT:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
not in its individual capacity but solely as Collateral Agent
By: /s/ Michael Tu
Name:    Michael Tu
Title:    Vice President

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